EXHIBIT A
                                     to the
                         Shareholder Services Agreement

                       Regions Morgan Keegan Select Funds

                Regions Morgan Keegan Select Mid Cap Growth Fund
                    Regions Morgan Keegan Select Growth Fund
                  Regions Morgan Keegan Select Core Equity Fund
                 Regions Morgan Keegan Select Mid Cap Value Fund
                     Regions Morgan Keegan Select Value Fund
                   Regions Morgan Keegan Select Balanced Fund
                 Regions Morgan Keegan Select Fixed Income Fund
         Regions Morgan Keegan Select Limited Maturity Fixed Income Fund
         Regions Morgan Keegan Select Intermediate Tax Exempt Bond Fund
             Regions Morgan Keegan Select Treasury Money Market Fund
                 Regions Morgan Keegan Select Money Market Fund


     This Shareholder Services Agreement is adopted by Regions Morgan Keegan Select Funds with respect to the portfolios of the Trust set forth above.

     In compensation for the services provided pursuant to this Shareholder Services Agreement, Morgan Keegan will be paid a monthly fee computed at the annual rate of .25% of 1% of the average aggregate net asset value of the Funds' Class A Shares and Class C Shares held during the month.

Effective April 1, 2006